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                                                                    EXHIBIT 10.5




                 FORM OF SHARED TRANSACTION SERVICES AGREEMENT

                                     BETWEEN

                               [SERVICE PROVIDER]

                                       AND

                                   [RECIPIENT]


                         DATED AS OF ___________________
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                                TABLE OF CONTENTS


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ARTICLE 1.  DEFINITIONS AND CONSTRUCTION.................................      1
         1.01  Definitions...............................................      1
         1.02  References................................................      3
         1.03  Headings..................................................      3
         1.04  Interpretation of Documents...............................      4

ARTICLE 2.  TERM OF AGREEMENT............................................      4

ARTICLE 3.  SERVICES.....................................................      4
         3.01  Services..................................................      4
         3.02  Priority..................................................      4
         3.03  Reports...................................................      4
         3.04  Additional Services.......................................      4
         3.05  Facilities................................................      5
         3.06  Tax and Accounting Work Group.............................      5

ARTICLE 4.  RECIPIENT OBLIGATIONS........................................      5
         4.01  Recipient Hardware........................................      5
         4.02  Generally.................................................      6
         4.03  Associated Equipment......................................      6
         4.04  Security..................................................      6
         4.05  Business Planning.........................................      6

ARTICLE 5.  PROPRIETARY RIGHTS...........................................      7
         5.01  Recipient Software........................................      7
         5.02  Service Provider Software.................................      7

ARTICLE 6.  DATA.........................................................      7
         6.01  Form of Data..............................................      7
         6.02  Ownership of Data.........................................      7
         6.03  Ownership of Media........................................      7
         6.04  Responsibility for Data...................................      7

ARTICLE 7.  FEES.........................................................      8
         7.01  Fees......................................................      8
         7.02  Time of Payment...........................................      8
         7.03  Substantial Change in Volume..............................      8
         7.04  Taxes.....................................................      8
         7.05  Late Payments.............................................      8
         7.06  Termination Fees..........................................      8

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
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ARTICLE 8.  AUDITS.......................................................      9

ARTICLE 9.  CONFIDENTIALITY..............................................      9

ARTICLE 10.  INDEMNITY...................................................      9

ARTICLE 11.  DISCLAIMER AND LIMITATION OF LIABILITY......................     10
         11.01  DISCLAIMER...............................................     10
         11.02  Limitation of Liability..................................     10

ARTICLE 12.  DISPUTE RESOLUTION..........................................     10
         12.01  Negotiation..............................................     10
         12.02  Arbitration..............................................     10
         12.03  Continuity of Services and Performance...................     11

ARTICLE 13.  CONTINUED PROVISION OF SERVICES.............................     12
         13.01  Force Majeure............................................     12
         13.02  Disaster Recovery........................................     12

ARTICLE 14.  TERMINATION.................................................     12
         14.01  For Convenience..........................................     12
         14.02  Effect of Termination....................................     12

ARTICLE 15.  TERMINATION ASSISTANCE SERVICES.............................     12

ARTICLE 16.  MISCELLANEOUS PROVISIONS....................................     13
         16.01  No Waivers...............................................     13
         16.02  Consents, Approvals and Requests.........................     13
         16.03  Partial Invalidity.......................................     13
         16.04  Notices..................................................     13
         16.05  Relationship.............................................     14
         16.06  Governing Law............................................     14
         16.07  Covenant of Further Assurances...........................     14
         16.08  Assignment...............................................     14
         16.09  Entire Understanding.....................................     14
         16.10  Successors...............................................     14
         16.11  Amendments...............................................     15
         16.12  Survival.................................................     15
         16.13  Counterparts.............................................     15
         16.14  Good Faith and Fair Dealing..............................     15
         16.15  Third Party Beneficiaries................................     15





                                       ii
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                                    SCHEDULES

Schedule A     Services and Capacity Levels

Schedule B     Service Levels

Schedule C     Reports

Schedule D     Recipient Software

Schedule E     Fees

Schedule F     Extended Term Charges

Schedule G     Real Estate and Facilities Agreements

Schedule H     Service Provider Software

Schedule I     Termination Fees

Schedule J     Disaster Recovery Plan




                                       iii
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                  SHARED TRANSACTION SERVICES AGREEMENT (this "Agreement"),
dated as of ___________, 1996 (the "Agreement Date"), by and between [SERVICE PROVIDER], a ___________ corporation ("Service Provider") and [RECIPIENT], a ___________ corporation ("Recipient").


                              W I T N E S S E T H:

                  WHEREAS, The Dun & Bradstreet Corporation shall be separated into three separate and independent businesses by means of a spin-off (the "Distribution"), pursuant to a Distribution Agreement dated as of ________________, 1996 (the "Distribution Agreement"), among The Dun & Bradstreet Corporation ("D&B"), Cognizant Corporation ("Cognizant") and ACNielsen Corporation ("ACN") (collectively, called the "Newcos"); and

                  WHEREAS, the target date of the Distribution is October 1, 1996, and the actual date that the Distribution becomes effective shall be called the "Distribution Date"; and

                  WHEREAS, prior to the Distribution Date, Service Provider has provided and Recipient has purchased, pursuant to various written and oral agreements, the Shared Transaction Services and the Other Services described in this Agreement; and

                  WHEREAS, in order to facilitate the orderly continuation of Recipient's business for a transitional period after the Distribution Date, Service Provider has agreed to provide to Recipient, and Recipient has agreed to purchase from Service Provider, the Shared Transaction Services and the Other Services described in this Agreement.

                  NOW, THEREFORE, in consideration of the agreements of Service Provider and Recipient set forth below, Service Provider and Recipient agree as follows:


ARTICLE 1.  DEFINITIONS AND CONSTRUCTION.

                  1.01 Definitions. The following defined terms shall have the meanings specified below:

(1)      "ACN" shall have the meaning set forth in the Recitals.

(2) "Additional Services" shall mean those services in addition to the Services requested by Recipient pursuant to Section 3.05.

(3)      "Agreement" shall have the meaning set forth in the Heading.
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                                                                               2


(4)      "Agreement Date" shall have the meaning set forth in the Heading.

(5)      "Agreement Disputes" shall have the meaning set forth in Section 12.01.

(6) "Alternative Provider" shall mean any alternative external service provider selected by Recipient for the provision of services similar to the Services following the expiration or termination of this Agreement.

(7)      "Cognizant" shall have the meaning set forth in the Recitals.

(8)      "D&B" shall have the meaning set forth in the Recitals.

(9)      "Distribution" shall have the meaning set forth in the Recitals.

(10) "Distribution Agreement" shall have the meaning set forth in the Recitals.

(11)     "Distribution Date" shall have the meaning set forth in the Recitals.

(12)     "Extended Term" shall have the meaning set forth in Article 2.

(13)     "Fees" shall mean those charges for the Services set forth in Schedule
         E.

(14)     "Initial Term" shall have the meaning set forth in Article 2.

(15) "Licensed Documentation" shall mean all documentation that is used in connection with the operation of the Licensed Software.

(16)     "Licensed Software" shall mean the software described in Schedule D.

(17)     "Newcos" shall have the meaning set forth in the Recitals.

(18)     "Other Services" shall mean the services described in Schedule A-2.

(19)     "Parties" shall mean Service Provider and Recipient, collectively.

(20) "Party" shall mean either of Service Provider or Recipient, as the case may be.

(21)     "Recipient" shall have the meaning set forth in the Heading.

(22) "Recipient Data" shall mean all data or information supplied by Recipient to Service Provider for processing or transmission in connection with the Services.
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                                                                               3


(23)     "Rules" shall have the meaning set forth in Section 12.02.

(24)     "Service Provider" shall have the meaning set forth in the Heading.

(25) "Service Provider Service Location" shall mean any Service Provider service location from which Service Provider provides or performs the Services. The Service Provider Service Locations as of the Agreement Date are located at _________________.

(26) "Service Provider Software" shall mean the software and related documentation (a) owned, acquired or developed by Service Provider that is used in connection with the provision of the Services or (b) licensed or leased by Service Provider from a third party which is used in connection with the provision of the Services. The Service Provider Software includes the software set forth in Schedule H.

(27) "Services" shall mean the Shared Transaction Services and the Other Services, collectively.

(28) "Shared Transaction Services" shall mean the services described in Schedule A-1.

                  1.02  References.  In this Agreement and the Schedules to this
Agreement:

(1) the Schedules to this Agreement shall be incorporated in and deemed part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement; and

(2) references to the word "including" or the phrase "e.g." in this Agreement shall mean "including, without limitation".

                  1.03 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

                  1.04 Interpretation of Documents. In the event of a conflict between this Agreement and the terms of any of the Schedules, the terms of this Agreement shall prevail.


ARTICLE 2.  TERM OF AGREEMENT.
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                                                                               4

                  The initial term of this Agreement shall commence on the Distribution Date and shall continue until 12:00 midnight (Eastern Standard
Time) on December 31, 1997 (the "Initial Term"), unless terminated earlier pursuant to Section 14.01; provided, however, that Recipient may, upon notice to Service Provider at least 120 days prior to the expiration of the Initial Term, extend the term of this Agreement for a period to be specified in such notice of up to one additional 12-month period (the "Extended Term") at the charges set forth in Schedule F.

ARTICLE 3.  SERVICES.

                  3.01 Services. Service Provider shall provide to Recipient, and Recipient shall purchase from Service Provider, (1) the Shared Transaction Services and (2) the Other Services. The Services shall be of substantially the same type, quality and utilization levels and provided with substantially the same degree of care and diligence as such services had been provided to Recipient during the period prior to the Distribution Date. The Services shall be provided at the levels of service set forth in Schedule B.

                  3.02 Priority. Service Provider shall provide the Services to Recipient with respect to prioritizing, processing and recovery in accordance with Schedule B.

                  3.03 Reports. Service Provider shall provide Recipient with the reports set forth in Schedule C according to the schedule set forth in Schedule C.

                  3.04 Additional Services. Service Provider shall provide to Recipient, upon commercially reasonable terms and at a commercially reasonable charge, the Additional Services requested by Recipient. Service Provider and Recipient shall execute a written amendment to this Agreement setting forth any additional terms and conditions applicable to such Additional Services. In connection with its receipt of the Services, Recipient may purchase or lease upgrades to the machines used to provide the Services and request that Service Provider install such upgrades; provided, however, that, in the event such upgrade requires Service Provider to incur any incremental expense or provide additional resources, Recipient shall (a) obtain Service Provider's consent prior to such installation and (b) be responsible for the payment of such incremental expense or the costs of such additional resources. Except as otherwise provided in this Agreement, Service Provider shall not be obligated to
(i) purchase or otherwise acquire any hardware or software in addition to that used before the Distribution Date in connection with the Services or (ii)
provide any services to Recipient other than the Services.
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                                                                               5

                  3.05 Facilities. Certain matters relating to real estate matters and the use of facilities shared by D&B and the Newcos subsequent to the Distribution Date are set forth in Schedule G.

                  3.06 Tax and Accounting Work Group. Each Party shall appoint a member of its staff to provide such assistance as may be necessary to address issues relating to tax periods prior to the Distribution Date. Each Party shall maintain accurate and complete accounting and tax records relating to such tax periods.


ARTICLE 4.  RECIPIENT OBLIGATIONS.

                  4.01 Recipient Hardware. For Recipient owned or leased equipment, Recipient shall:

(1) maintain all equipment, software and operational features at the same level that was provided immediately prior to the Distribution Date, and shall receive maintenance services from those third party service providers that provided maintenance services to Recipient immediately prior to the Distribution Date; and

(2) upon notice from Service Provider (which notice shall include Service Provider's estimate of the costs, if any, of the enhancement or modification) as soon as possible after it has been determined that an enhancement or modification is necessary, but in any event upon at least 30 days' notice, enhance or modify such equipment, software and operational features as may be necessary to remain compatible with any systems used by Service Provider in connection with the Services; provided, however, in the event such enhancement or modification results in Service Provider incurring any incremental expense or providing any additional resources, Recipient shall be responsible for the payment of such incremental expense or the costs of such additional resources;

                  4.02  Generally.  Recipient shall:

(1) comply with any reasonable instructions provided by Service Provider that are necessary for Service Provider to adequately provide the Services;

(2) comply with all applicable standards and procedures applicable to the Service Provider Service Location;

(3)      promptly report any operational or system problem to Service Provider;
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                                                                               6

(4) maintain a business recovery plan detailing the requirements of Recipient in the event of the occurrence of a disaster affecting the Services and periodically test such plan; and

(5) provide the working environment, including space, furniture, electricity, telephones and other infrastructure requirements for Service Provider's employees located at Recipient's premises.

                  4.03 Associated Equipment. Except to the extent otherwise provided for herewith in any Schedule, Recipient shall maintain and be responsible for all costs (including personnel, maintenance and repair) associated with communications equipment (including terminals, communications hardware, modems and telephone lines) that Recipient owns or operates and that are not located at the Service Provider Service Location necessary to provide the Services or to transmit the Recipient Data for processing at the Service Provider Service Location.

                  4.04 Security. Recipient shall ensure that user accounts shall only be used by the person for whom such account was created or other authorized personnel. Recipient shall promptly inform Service Provider of any individual who is no longer authorized to use the Services.

                  4.05 Business Planning. During the Initial Term and, if any, the Extended Term, Recipient shall, within a reasonable period of time after such plans are available, provide Service Provider with a detailed plan identifying any changes in Recipient's business that may affect the Services or result in additional capacity being required in order for Service Provider to provide the Services to Recipient. Recipient's business plan provided to Service Provider pursuant to this Section 4.05 shall be deemed confidential information of Recipient.


ARTICLE 5.  PROPRIETARY RIGHTS.

                  5.01 Recipient Software. Recipient shall grant a
non-exclusive, non-transferable, royalty-free right for Service Provider, solely in connection with providing the Services, to (1) have access to and (a) operate the Licensed Software set forth in Schedule D and (b) use the Licensed Documentation, and (2) use any other hardware, software and documentation owned by, leased by or licensed to Recipient that is necessary to allow Service Provider to perform the Services. Recipient shall obtain any consents or approvals necessary in connection with Service Provider's use of the Licensed Software, the Licensed Documentation and any other such hardware, software and documentation.
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                                                                               7

                  5.02 Service Provider Software. All Service Provider Software is, or shall be, and shall remain, the exclusive property of Service Provider or its third party licensor and Recipient shall have no rights or interests to the Service Provider Software, except as described in this Section 5.02. Service Provider shall obtain any consents or approvals necessary in connection with Service Provider's use of the Service Provider Software to provide the Services to Recipient.


ARTICLE 6.  DATA.

                  6.01 Form of Data. All data submitted by Recipient to Service Provider in connection with the Services shall be in the form substantially similar to that submitted before the Distribution Date, unless otherwise agreed to in writing by the parties.

                  6.02 Ownership of Data. The Recipient Data is and shall remain the property of Recipient or its customers.

                  6.03 Ownership of Media. Unless furnished to Service Provider by Recipient, all media upon which Recipient Data is stored is and shall remain the property of Service Provider. Recipient may, upon Service Provider's consent, (1) provide Service Provider with a replacement for the media upon which the Recipient Data is stored or (2) purchase such media from Service Provider at the price specified by Service Provider.

                  6.04 Responsibility for Data. Recipient is responsible from the Agreement Date for (1) the accuracy and completeness of the data submitted by Recipient in connection with the Services and (2) any errors in and with respect to data obtained from Service Provider because of any inaccurate or incomplete data submitted by Recipient to Service Provider.


ARTICLE 7.  FEES.

                  7.01 Fees. Recipient shall pay to Service Provider the fees set forth in Schedule E in respect of each of the Services.

                  7.02 Time of Payment. The Fees shall be paid by Recipient monthly in arrears on or before the first business day immediately following the end of each whole or partial calendar month of the Initial Term and, if any, the Extended Term.

                  7.03 Substantial Change in Volume. In the event that Recipient's use of a Service increases above that set forth in Schedule A for such Service, Service Provider shall determine whether any additional hardware or software is necessary
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                                                                               8

in order for Service Provider to provide the Service and, in the event that Service Provider and Recipient determine, pursuant to this Section 7.03, that additional hardware or software is required, (1) Service Provider shall acquire, upon Recipient's request, such additional hardware or software on behalf of Recipient and Recipient shall pay to Service Provider or to the supplier or third party lessor, as may be applicable, the purchase or lease fees in respect of such additional hardware or software, (2) Service Provider shall implement an appropriate increase to the Fees and (3) the Parties shall establish a mechanism for determining the costs to Service Provider of maintaining such additional hardware or software beyond the Initial Term and, if any, the Extended Term and Recipient shall pay such costs to Service Provider upon the expiration or termination of this Agreement. Except as otherwise agreed in writing by the Parties, all rights in and title to any hardware or software acquired by Service Provider on behalf of Recipient and paid for by Recipient shall belong to Recipient.

                  7.04 Taxes. Recipient shall pay any value-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge subsequently imposed by any government or government agency on Recipient or Service Provider with respect to the Services or the execution or performance of this Agreement.

                  7.05 Late Payments. Any fees or payments owing to Service Provider pursuant to this Agreement that are not paid when due shall bear interest at the rate of _______ percent per month, but in no event to exceed the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by Service Provider.

                  7.06 Termination Fees. Upon the termination of this Agreement, Recipient shall pay to Service Provider the fees set forth in Schedule I.


ARTICLE 8.  AUDITS.

                  Recipient shall have the right during normal business hours and upon reasonable advance notice, to review the computer printouts and reports and other records of Service Provider to the extent such books and records relate to the provision by Service Provider of the Services. Any such review shall be conducted at Recipient's sole expense.


ARTICLE 9.  CONFIDENTIALITY.

                  Each of the Parties shall not use or permit the use of
(without the prior consent of the other) and shall keep, and shall cause its consultants and advisors
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                                                                               9

to keep, confidential all information concerning the other Party in its possession, its custody or under its control (except to the extent that (1) such information has been in the public domain through no fault of such Party or (2) such information has been later lawfully acquired from other sources by such Party or (3) this Agreement or any other agreement entered into pursuant to this Agreement permits the use or disclosure of such information) to the extent such information (a) relates to the period up to the Distribution Date or (b) is obtained in the course of providing or receiving the Services pursuant to this Agreement, and each Party shall not (without the prior consent of the other) otherwise release or disclose such information to any other person, except such Party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such Party has used commercially reasonable efforts to consult with the other Party prior to such disclosure.


ARTICLE 10.  INDEMNITY.

                  Each Party agrees to indemnify and hold harmless the other Party in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorney's fees) arising from the gross negligence or willful misconduct of the employees, agents or other representatives of the indemnifying Party after the Agreement Date or the breach of such Party's covenants or other obligations under this Agreement. In no event shall either Party have any liability to the other Party for any claims, losses, damages, judgments, costs or expenses which the other Party may suffer or incur as a result of injuries to personnel of such other Party or loss or theft or damage to any personal property of such other Party at the Service Provider Service Location, except as provided in the foregoing sentence.


ARTICLE 11.  DISCLAIMER AND LIMITATION OF LIABILITY.

                  11.01 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, THE LICENSED SOFTWARE, THE SERVICE PROVIDER SOFTWARE OR THE LICENSED DOCUMENTATION, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  11.02 Limitation of Liability. Recipient acknowledges that the Services are provided by Service Provider (1) at the request of Recipient in order to accommodate the Distribution, (2) at Service Provider's cost and that no profit is being made by Service Provider and (3) with the expectation that Service Provider is not assuming any financial or operational risks, including those usually assumed by a service provider. Accordingly, Recipient agrees that Service Provider shall not be liable for any direct, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Services or Service Provider's performance under this Agreement.


ARTICLE 12.  DISPUTE RESOLUTION.

                  12.01 Negotiation. In the event of a controversy, dispute or claim arising out of, or in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the general counsels of the Parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 30 days from the time the Parties began such negotiations; provided further, that in the event of any arbitration in accordance with Section 12.02, the Parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the Parties began negotiations hereunder, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

                  12.02 Arbitration. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and, in any event, unless otherwise agreed in writing by the Parties, after 60 days have elapsed from the time the Parties began such negotiations), such Agreement Dispute shall be determined, at the request of a Party, by arbitration conducted in ___________, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the Parties, the number of arbitrators shall be three. Any judgment or award rendered by the arbitrators shall be final, binding and nonappealable (except on grounds specified in 9 U.S.C. Section 10(a), as in effect on the Agreement Date). If the Parties are unable to agree on the arbitrators, the arbitrators shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Article 12 shall be determined by the arbitrators. In resolving any dispute, the Parties intend that the arbitrators apply the substantive laws of _____________, without regard to the choice of law principles thereof. The Parties intend that the provisions to arbitrate set forth in this Section 12.02 be valid, enforceable and irrevocable. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (1) _______________________, or (2) ________________________________. The
arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or as permitted by this Agreement, the undersigned shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the losing Party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained in this Section 12.02 is intended to or shall be construed to prevent either Party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

                  12.03 Continuity of Services and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 12 with respect to all matters not subject to such dispute, controversy or claim.


ARTICLE 13.  CONTINUED PROVISION OF SERVICES.

                  13.01 Force Majeure. Service Provider shall not be in default of its obligations hereunder for any delays or failure in performance resulting from any cause or circumstance beyond the reasonable control of Service Provider, provided that Service Provider exercises commercially reasonable efforts to perform its obligations in a timely manner. If any such occurrence prevents Service Provider from providing any of the Services, Service Provider shall cooperate with Recipient in obtaining, at Recipient's sole expense, an alternative source for the affected Services, and Recipient shall be released from any payment obligation to Service Provider in respect of such Services during the period of such force majeure.

                  13.02 Disaster Recovery. Service Provider shall maintain a disaster recovery policy in accordance with Schedule J. Upon the occurrence of a disaster affecting the Services, Service Provider shall implement the disaster recovery policy and Recipient shall be responsible for its proportionate share of any fees incurred by Service Provider in connection with implementing the disaster recovery policy.

ARTICLE 14.  TERMINATION.

                  14.01 For Convenience. Recipient may terminate this Agreement at any time during the Initial Term upon 90 days' notice to Service Provider.

                  14.02 Effect of Termination. Upon the termination of this Agreement pursuant to Section 14.01, Recipient shall pay to Service Provider, no later than the effective date of such termination, the balance of the Fees due for the Initial Term and, if any, the Extended Term.


ARTICLE 15.  TERMINATION ASSISTANCE SERVICES.

                  Upon the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall have no further obligation to provide the Services to Recipient:

(1) for a period up to (a) 60 days prior to the expiration or the effective date of termination of this Agreement and (b) 30 days following the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall use reasonable efforts to cooperate, at Recipient's expense, with (i) the Alternative Provider or
         (ii) Recipient, in connection with the transfer of the Services, the Recipient Data, the Licensed Software and the Licensed Documentation, from Service Provider to the facilities of (x) the Alternative Provider or (y) Recipient, as requested by Recipient; and

(2) the rights granted to Service Provider in Section 5.01 shall immediately terminate and Service Provider shall deliver to Recipient
         (a) a current copy of the Licensed Software in the form in use as of that time and (b) a current copy of the Licensed Documentation in the form in use as of that time.


ARTICLE 16.  MISCELLANEOUS PROVISIONS.

                  16.01 No Waivers. No failure on the part of either Party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any right or remedy hereunder preclude any other right or remedy or further exercise thereof or the exercise of any other right.

                  16.02 Consents, Approvals and Requests. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

                  16.03 Partial Invalidity. In the event any of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

                  16.04 Notices. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent via telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:

                  If to Service Provider:

                           Telecopy No.:
                           Attention:                General Counsel

                  If to Recipient:



                           Telecopy No.:
                           Attention:                General Counsel

Any Party may at any time, by notice to the other Party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

                  16.05 Relationship. The performance by Service Provider of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the Parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties.

                  16.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of ___________.

                  16.07 Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

                  16.08 Assignment. This Agreement may not be assigned by either Party, other than to an affiliate of such Party or pursuant to a corporate reorganization or merger, without the consent of the other Party. Any assignment in contravention of this Section 16.08 shall be void.

                  16.09 Entire Understanding. This Agreement represents the entire understanding of the Parties with respect to the Services and supersedes all previous writings, correspondence and memoranda with respect thereto, and no representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either Party to the other, except as herein expressly set forth.

                  16.10 Successors. Subject to the restrictions on assignment set forth in Section 16.08, this Agreement shall be binding upon and inure to the benefit of and be enforceable against the Parties hereto and their respective successors and assigns.

                  16.11 Amendments. This Agreement can be modified or amended only by a written amendment executed by both Parties.

                  16.12 Survival. The provisions of Article 5, Article 8,
Article 9, Article 10, Article 11, Article 12, Article 15, Section 3.06, Section 6.02, Section 6.03, Section 7.02, Section 14.02, Section 16.06, this Section
16.12 and Section 16.14 shall survive the expiration or termination of this Agreement.

                  16.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  16.14 Good Faith and Fair Dealing. Each Party hereby agrees that its performance of all obligations and exercise of all rights under this Agreement shall be governed by the fundamental principles of good faith and fair dealing.

                  16.15 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than Recipient and Service Provider.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                        [SERVICE PROVIDER]


                                        By:______________________________
                                          Name:
                                          Title:

                                        [RECIPIENT]


                                        By:______________________________
                                          Name:
                                          Title: